Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

October 31, 2011

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, Oklahoma 73114

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of GMX Resources Inc. of our letter report dated September 1, 2011 relating to the proved oil and natural gas reserves of GMX Resources Inc. for the year ended December 31, 2010 appearing in the Annual Report on Form 10-K/A of GMX Resources Inc., for the year ended December 31, 2010, and to the reference to our firm as experts in such Registration Statement with respect to such report.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716